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                                                                  EXHIBIT - g(1)

March 21, 2003

Mr. Greg Keeling
Vice President
Meridian Fund
Sir Francis Drake Blvd., Suite 306
Larkspur, CA 94939

Re: Amendment to Agreement with PFPC Trust Company

Dear Mr. Keeling:

As you know, the SEC has recently revised SEC Rule 17f-4, 17CFR 270.17f-4, under the Investment Company Act of 1940, 15 U.S.C. 80a ("Revised Rule"). The effective date of the revised Rule is March 28, 2003.

The Revised Rule requires that the standard of care to be exercised by PFPC Trust Company ("PFPC") under the Custodian Services Agreement ("Agreement") between Meridian Fund, Inc. ("Fund") and PFPC shall be as set forth below, from March 23, 2003.

Accordingly, the Agreement is hereby amended by this letter to reflect the Revised Rule.

Please note that it is NOT necessary that the Fund execute this letter.

                                    Amendment

Whereas, PFPC Trust Company ("PFPC Trust") has entered into a Custodian Services Agreement with Meridian Fund, Inc. on December 30, 2002 ("Agreement"), and whereas the SEC has revised SEC Rule 17f-4, 17 CFR 270.17f-4, under the Investment Company Act of 1940, 15 U.S.C. 80a, the Agreement is hereby amended as follows:

      1. PFPC Trust will exercise due care, in accordance with reasonable commercial standards, in Discharging its duty as a securities intermediary to obtain and thereafter maintain financial Assets of the Fund deposited with PFPC Trust;

      2. Except as expressly set forth above, the Agreement shall remain unchanged and in full force and effect and is hereby ratified, confirmed and approved in all respects as amended herein.

Sincerely,
s/ Joseph Gramlich
Chairman
PFPC Trust Company